Exhibit 99.3

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release ("Agreement") is entered into as of October 28th, 2019 (the "Effective Date"), by and between Ramy El- Batrawi, an individual, and X, LLC (collectively, "XLLC") on the one hand, and Terren Peizer, an individual, and Acuitas Group Holdings, LLC (collectively, "Acuitas") on the other hand, with reference to the following facts:

WHEREAS, XLLC is the founder and shareholder in YayYo, Inc. (the "Company") and Acuitas is also a shareholder of the Company, and a dispute has arisen between the Company and XLLC and Acuitas regarding Acuitas' investment in the Company (the "Dispute") as it relates to anti-dilution protection of Acuitas' seed investment of $225,000, which completed the first round of investment of the Company. While it's an obligation of the company, XLLC is endeavoring to satisfy the obligation on behalf of the company.

WHEREAS, XLLC on behalf of itself and the company, where at the time of investment, XLLC was the control shareholder of the Company , and El-Batrawi was CEO, and who may remain the control shareholder whether an IPO occurs or doesn't occur, and Acuitas have mutually agreed to fully and finally resolve and settle the Dispute and to release each other from any claims arising from or related to the Dispute on the terms and subject to the conditions set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises made herein, XLLC and Acuitas (collectively referred to as the "Parties") hereby agree as follows:

1.            Settlement and Consideration. The Parties agree to fully and finally resolve and settle the Dispute in exchange for the following consideration:

a.	XLLC agrees to cause one or more of the 4 people that XLLC divested their shares to, listed in the Company's Registration Statement filed with the U.S. Securities and Exchange Commission to transfer 825,000 Common Stock shares of the Company to Acuitas once the lock up period is over on those shares. If said transfer isn't possible in whole or in part, the company will issue the shares to Acuitas. If the company issues the shares whole or in part, then the amount of shares that the company issues will increase the 825,000 share total by an amount to equal 9.25% of the pre ipo shares on a fully diluted basis less half the warrants issued those share will be Issued within 60 days of the IPO. If the ipo is cancelled or significantly delayed, the company will issue the stock within 30 days.

b.	Acuitas agrees to enter into a lock up agreement the Company's the underwriters on the 1,654,412 share that Acuitas holds in the company, and agrees to lock up the additional shares for the same period.

c.	Acuitas agrees to invest $500,000.00 to purchase Common Stock shares in the Company's upcoming initial public offering ("IPO") from one of the underwriters, not in the open market on the terms set forth in the Company's Registration Statement filed with the U.S. Securities and Exchange Commission. Acuitas, may cause a third party to buy the shares in the case that Acuitas doesn't have the necessary liquidity on the day of the IPO. The parties recognize that the price and terms may vary from those in the preliminary prospectus filed with the SEC.

d.	The parties to this agreement agree that if the IPO doesn't occur, then X,LLC will abide by the terms of this agreement and will facilitate the transfer of the amount of shares referenced in 1.a above within 30 days of the termination of the IPO. The transfer will come from either X LLC or the company.

e.	The Parties agree to release any and all claims they may have against each other pursuant to the mutual release below.

2.           Release of Claims. The Parties each agree that the foregoing consideration represents settlement in full of the dispute and all outstanding claims, obligations or liabilities owed to the other Party.

a.	Acuitas, on behalf of himself, and his heirs, executors, officers, directors, employees, shareholders, affiliates, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever releases XLLC and the Company, and each of their respective heirs, executors, officers, directors, employees, shareholders, affiliates, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation, (a) any and all claims relating to or arising from the Dispute, and (b) any and all claims for attorneys' fees and costs.

b.	XLLC, on behalf of himself, and his heirs, executors, officers, directors, employees, shareholders, affiliates, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever releases Acuitas, and each of its heirs, executors, officers, directors, employees, shareholders, affiliates, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation, (a) any and all claims relating to or arising from the Dispute, and (b) any and all claims for attorneys' fees and costs.

c.	The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

3.            California Civil Code Section 1542. Subject to the Company's IPO occurring on or before the Deadline, the Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. The Parties each acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Parties, each being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect..

4.            No Admission of Liability. The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

5.            No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

6.            Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that: (a) they have read this Agreement; (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) they understand the terms and consequences of this Agreement and of the releases it contains; (d) they are fully aware of the legal and binding effect of this Agreement.

7.            General Terms. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision. This Agreement represents the entire agreement and understanding between the Parties concerning the settlement and resolution of the Dispute, and supersedes and replaces any and all prior agreements and understandings concerning the Dispute. This Agreement may only be amended in writing signed by both Parties. This Agreement shall be governed by the laws of the State of California. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

For: X, LLC

/s/ Ramy El-Batrawi	/s/ Ramy El-Batrawi
By: Ramy El-Batrawi, Manager	By: Ramy El-Batrawi, an individual

For: Acuitas Group Holdings LLC

/s/ Terren Peizer	/s/ Terren Peizer
By: Terren Peizer, Manager	By: Terren Peizer, an individual

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